EXHIBIT 10.63

RESTAURANT BRANDS INTERNATIONAL INC.
AMENDED AND RESTATED 2014 OMNIBUS INCENTIVE PLAN
PERFORMANCE AWARD AGREEMENT
(As Amended and Restated effective as of May 17, 2019)

You were granted a Performance Award (the “Award”) pursuant to the terms and conditions of a Performance Award Agreement (the “Original Award Agreement”) and Sections 8 and 10 of the Restaurant Brands International Inc. Amended and Restated 2014 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), which is incorporated herein by reference.
We have mutually agreed that effective as of the Restatement Date specified below, the Original Award Agreement is hereby amended and restated in its entirety (and shall be referred to as the “Amended Award Agreement”) to read as follows, so as to provide for the settlement of the RSUs on the Settlement Date in Shares equal to the total number of Earned Performance Units granted pursuant to the Original Award Agreement, which Shares shall vest and be subject to forfeiture subject to the terms of this Amended Award Agreement. The Shares delivered pursuant to this Amended Award Agreement are sometimes hereinafter referred to as the “Restricted Shares”.
Unless defined in this Amended Award Agreement, capitalized terms will have the same meanings ascribed to them in the Plan. In the event of a conflict between the provisions of the provisions of the Plan and this Amended Award Agreement, the provisions of the Plan will govern.
Grant Date:                        February 23, 2018

Earned Performance Award:	You and the Company agree that a total of 250,000 Performance Units are Earned Performance Units based upon achievement of the Performance Targets for the Performance Period ended December 31, 2018.

Performance Award:
Restricted Stock Units (the “Performance Units”) with respect to a maximum of 150,000 Shares if 80% of the Performance Target is achieved, a maximum of 250,000 Shares if the Performance Target is achieved (the “Target Number of Performance Units”), and a maximum of 300,000 Shares if 120% of the Performance Target is achieved for the Performance Period.

Restatement Date:	May 17, 2019

Settlement Date:	May 17, 2019

By accepting this Award of Performance Units and agreeing to this Amended Award Agreement, you and the Company agree that this Award of Performance Units (and the Restricted Shares issued in settlement thereof) are granted under and governed by the terms and conditions of the Plan and the terms and conditions set forth in the attached Exhibit A which constitutes part of this Amended Award Agreement.

PARTICIPANT	RESTAURANT BRANDS INTERNATIONAL INC.

/s/ Daniel S. Schwartz	By: /s/ Jill Granat
Name: Daniel S. Schwartz	Name: Jill Granat Title: General Counsel
Dated: May 17, 2019

EXHIBIT A

TERMS AND CONDITIONS OF THE
PERFORMANCE AWARD
(As Amended and Restated effective as of May 17, 2019)

Definitions
For purposes of this Amended Award Agreement, the following terms shall have the following meanings:
“Achievement Percentage” has the meaning set forth in the section below entitled “Number of Earned Performance Units”.
“Adjusted EBITDA” means EBITDA excluding the impact of share-based compensation and non-cash incentive compensation expense, (income) loss from equity method investments, net of cash distributions received from equity method investments, other operating (income) expenses, net, and all other specifically identified costs associated with non-recurring projects.
“Cause” means (i) a material breach by you of any of your obligations under any written employment agreement with the Company or any of its Affiliates, (ii) a material violation by you of any of the policies, procedures, rules and regulations of the Company or any of its Affiliates applicable to employees or other service providers generally or to employees or other service providers at your grade level; (iii) the failure by you to reasonably and substantially perform your duties to the Company or its Affiliates (other than as a result of physical or mental illness or injury); (iv) your willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its Affiliates; (v) your fraud or misappropriation of funds; or (vi) the commission by you of a felony or other serious crime involving moral turpitude; provided that if you are a party to an employment agreement at the time of termination of your Service and such employment agreement contains a different definition of “cause” (or any derivation thereof), the definition in such employment agreement will control for purposes of this Amended Award Agreement.
If you are terminated Without Cause and, within the twelve (12) month period subsequent to such termination of your Service, the Company determines that your Service could have been terminated for Cause, subject to anything to the contrary that may be contained in your employment agreement at the time of termination of your Service, your Service will, at the election of the Company, be deemed to have been terminated for Cause, effective as of the date the events giving rise to Cause occurred.
“Disability” means (i) a physical or mental condition entitling you to benefits under the long-term disability policy of the company covering you or (ii) in the absence of any such policy, a physical or mental condition rendering you unable to perform your duties for the Company or any Affiliate for a period of six (6) consecutive months or longer; provided that if you are a party to an employment agreement at the time of termination of your Service and such employment agreement contains a different definition of “disability” (or any derivation thereof), the definition in such employment agreement will control for purposes of this Amended Award Agreement.
“Earned Performance Units” has the meaning set forth in the Section below entitled “Number of Earned Performance Units”.

“Exchangeable Units” means the Class B Exchangeable Limited Partnership Units of Restaurant Brands International Limited Partnership.
“Minimum Ownership” means a total of 750,000 Common Shares and Exchangeable Units (and any combination thereof).
“Organic Adjusted EBITDA” means Adjusted EBITDA, excluding the impact of foreign currency exchange rates and excluding the impact of acquisitions and divestitures.
“Performance Achieved” means the actual Performance Measure achieved by the Company, as determined at the end of the Performance Period.
“Performance Measure” means the Company’s compounded Organic Adjusted EBITDA annual growth rate over the Performance Period (the “3-year EBITDA CAGR”).
“Performance Period” means the period included in the 3-year EBITDA CAGR beginning on January 1, 2015 and ending on December 31, 2018 (i.e., the 2016 calendar year over the 2015 calendar year, the 2017 calendar year over the 2016 calendar year; and the 2018 calendar year over the 2017 calendar year).
“Performance Target” means a 3-year EBITDA CAGR equal to 10%.
“Performance Units” means the restricted stock units granted pursuant to this Award.
“Restricted Shares” means any Shares that are delivered pursuant to the Section below entitled “Settlement of RSUs” in settlement of the RSUs.
“Retirement” means a termination of Service by you on or after the later of (i) your 55th birthday and (ii) your completion of five years of Service with the Company.
“Service” means, for purposes of this Award Agreement, the active performance of services for the Company as an employee or director of the Company. The definition of “Service” herein shall supersede and replace the definition of “Service” as set forth in the Plan.
“Settlement Date” means May 17, 2019.
“Target Number of Performance Units” means the number of Performance Units with respect to the number of Shares reflected in this Agreement that you could receive if 100% of the Performance Target is achieved for the Performance Period. The Target Number of Performance Units is set forth on the cover page of this Amended Award Agreement.
“Vesting Date” means February 23, 2023 or such earlier vesting date as may be provided in this Amended Award Agreement.
“Without Cause” means a termination of your Service by your employer (the “Employer”) other than any such termination by your Employer for Cause or due to your death or disability; provided that if you are a party to an employment agreement at the time of termination of your Service and such employment agreement contains a different definition of “without cause” (or any derivation thereof), the definition in such employment agreement will control for purposes of this Amended Award Agreement.

Vesting.
The Earned Performance Units, and the Restricted Shares issued in settlement thereof, will vest on the Vesting Date, subject to satisfaction of the Performance Target required to be met in order for the Earned Performance Units to be earned under the Plan and subject to your continued Service through the Vesting Date and to the Sections below entitled “Determination of Number of Earned Performance Units” and “Termination” below.
No Payment for Shares.
No payment is required for Performance Units or Shares that you receive under this Award.
Nature of Award.

This Award represents the opportunity to receive the number of Restricted Shares equal to the Earned Performance Units earned as provided for below under “Number of Earned Performance Units,” subject to the section above entitled “Vesting” and to the sections below entitled “Settlement of Performance Units” and “Termination”.

Number of Earned Performance Units.

The number of Performance Units earned at the end of the Performance Period (the “Earned Performance Units”), if any, will be based on the percentage achievement (the “Achievement Percentage”) of the Performance Target, as follows:

Performance Level	3-year EBITDA CAGR	Achievement Percentage	Percentage of Earned Performance Units
Below Threshold	<8%	< 80%	0%
Threshold	8%	80%	60%
Target	10%	100%	100%
Maximum	12%	120%	120%

The Achievement Percentage shall be calculated by dividing the Performance Achieved by the Performance Target, rounded down to the nearest whole percentage. For example, if the Performance Achieved is 11%, then the Achievement Percentage shall be 110%, or 11% divided by the Performance Target of 10%.

If the Achievement Percentage is between 100% and 120%, the Percentage of Earned Performance Units shall be equal to the Achievement Percentage. For example, if your Achievement Percentage is 110%, then the Percentage of Earned Performance Units is equal to 110%, and the number of Earned Performance Units at the end of the Performance Period shall be equal to the Target Number of Performance Units multiplied by 110%.

If the Achievement Percentage of the Performance Target is between 80% and 100%, then for every one percentage point below 100%, the Percentage of Earned Performance Units shall be reduced by two percentage points. Therefore, the Percentage of Earned Performance Units shall be calculated as the difference between 100% and the Achievement Percentage, multiplied by two, and then by subtracting this amount from 100%. For example, if the Achievement Percentage is 90%, then the Percentage of Earned Performance Units shall equal 80%, or (100% minus 90%) multiplied by 2, and then subtracting this amount from 100%.

All Earned Performance Units will vest on the Vesting Date and will settle in accordance with the section below entitled, “Settlement of Earned Performance Units”.

Settlement of Earned Performance Units.
The Company shall deliver to you that number of Restricted Shares equal to the aggregate number of Earned Performance Units for the Performance Period, if any, as determined in accordance with the section entitled “Number of Earned Performance Units” above, on, or as soon as practicable after the Settlement Date. You will have no rights of a shareholder with respect to the Earned Performance Units until such Restricted Shares have been delivered to you. For the avoidance of doubt, all accrued Dividend Equivalents shall settle in Restricted Shares on, or as soon as practicable after, the Settlement Date in the same manner as the Earned Performance Units.

Issuance of Stock Certificates and Legends.
One or more stock certificates evidencing the Restricted Shares shall be issued in your name but shall be held and retained by the records administrator of the Company until the Vesting Date. All such stock certificates shall bear the following legends, along with such other legends that the Board or the Committee shall deem necessary and appropriate or which are otherwise required or indicated pursuant to any applicable stockholders agreement:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO SUBSTANTIAL VESTING AND OTHER RESTRICTIONS AS SET FORTH IN THE PERFORMANCE AWARD AGREEMENT, AS AMENDED AND RESTATED, BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES, AND INCLUDE VESTING CONDITIONS WHICH MAY RESULT IN THE COMPLETE FORFEITURE OF THE SHARES.
Stock Powers. You shall deposit with the Company stock powers or other instruments of transfer or assignment, duly endorsed in blank with signature(s) guaranteed, corresponding to each certificate representing Restricted Shares until such shares become vested in accordance with this Amended Award Agreement. If you shall fail to provide the Company with any such stock power or other instrument of transfer or assignment, you hereby irrevocably appoint the Secretary of the Company as your attorney-in-fact, with full power of appointment and substitution, to execute and deliver any such power or other instrument which may be necessary to effectuate the transfer of the Restricted Shares (or assignment of distributions thereon) on the books and records of the Company.
Delivery of Stock Certificates. On the Vesting Date, the Company shall promptly cause a new certificate or certificates to be issued for and with respect to all Restricted Shares that become vested on the Vesting Date.
Issuance Without Certificates. If the Company is authorized to issue Shares without certificates, then the Company may, in the discretion of the Committee, issue Shares pursuant to this Amended Award Agreement without certificates, in which case any references in this Amended Award Agreement to certificates shall instead refer to whatever evidence may be issued to reflect your ownership of the Shares subject to the terms and conditions of this Amended Award Agreement.

Rights with Respect to Restricted Shares.
General. Except as otherwise provided in this Amended Award Agreement, you shall have, with respect to all of the Restricted Shares, whether or not vested, all of the rights of a holder of Shares, including without limitation (i) the right to vote such Restricted Shares, (ii) the right to receive dividends, if any, as may be declared on the Restricted Shares from time to time (subject to the provisions and repayment obligations set forth in the Section below entitled “Dividend Equivalents”), and (iii) the rights available to all holders of Shares upon any merger, consolidation, reorganization, liquidation or dissolution, stock split‑up, stock dividend or recapitalization undertaken by the Company; provided, however, that all of such rights shall be subject to the terms, provisions, conditions and restrictions set forth in this Amended Award Agreement (including without limitation conditions under which all such rights shall be forfeited). Any Shares issued to you as a stock dividend with respect to Restricted Shares shall have the same status and bear the same legend as the Restricted Shares to which they relate and shall be held by the Company, if the Additional Restricted Shares that such dividend is attributed to is being so held, unless otherwise determined by the Committee.
Adjustments to Shares. If at any time while this Agreement is in effect (or Restricted Shares granted hereunder shall be or remain unvested while your Service continues and has not yet terminated or ceased for any reason), there shall be any increase or decrease in the number of issued and outstanding Shares of the Company through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of such Shares, then and in that event, the Board or the Committee shall make any adjustments it deems fair and appropriate, in view of such change, in the number of Restricted Shares then subject to this Amended Award Agreement. If any such adjustment shall result in a fractional Share, such fraction shall be disregarded.
No Restrictions on Certain Transactions. Notwithstanding any term or provision of this Amended Award Agreement to the contrary, the existence of this Amended Award Agreement, or of any outstanding Restricted Shares awarded hereunder, shall not affect in any manner the right, power or authority of the Company to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger, consolidation or similar transaction by or of the Company; (iii) any offer, issue or sale by the Company of any capital stock of the Company, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the Restricted Shares and/or that would include, have or possess other rights, benefits and/or preferences superior to those that the Restricted Shares includes, has or possesses, or any warrants, options or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company; (vi) the declaration or payment of any dividend or other distribution by the Company to its shareholders; or (vii) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).
Adjustment for Certain Events.
If and to the extent that it would not cause a violation of Section 409A of the Code or other applicable law, if any Corporate Event described in Section 5(d)(ii) of the Plan shall occur, the Committee shall make an adjustment as described in such Section 5(d)(ii) in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights provided under this Award.

Termination.
Upon termination of your Service (other than as set forth below) prior to the Vesting Date, you will forfeit all of your Restricted Shares without any consideration due to you.
If your Service terminates on or after February 23, 2021 Without Cause or by reason of your Retirement (as defined above), you shall be vested in the number of Restricted Shares, as determined in accordance with the section entitled “Number of Earned Performance Units” above, as if the Restricted Shares subject to this Award vested 50% on February 23, 2021 and 100% on February 23, 2023. For example, if your Service terminates on March 31, 2021, you would be vested in a number of Restricted Shares equal to 50% of the Target Number of Performance Units. For the avoidance of doubt, if your Service terminates prior to February 23, 2021 Without Cause or by reason of your Retirement, you will forfeit all of your Performance Units and the Restricted Shares issued in settlement thereof.
If your Service terminates prior to the Vesting Date by reason of Disability (as defined above), you shall be vested in the number of Restricted Shares, as determined in accordance with the section entitled “Number of Earned Performance Units” above, as if the Restricted Shares subject to this Award vested 20% on each of February 23, 2019, February 23, 2020, February 23, 2021, February 23, 2022 and February 23, 2023.
If your Service terminates prior to the Vesting Date by reason of your death, your Beneficiary shall be vested in the number of Restricted Shares, as determined in accordance with the section entitled “Number of Earned Performance Units” above, as if the Restricted Shares issued pursuant to this Award vested 20% on February 23, 2019, 40% on February 23, 2020 and 100% on February 23, 2021.
The date of termination of your Service will not be extended by any period of notice of termination of employment, payment in lieu of notice or severance mandated under local law, whether statutory, contractual or at common law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law) regardless of the reason for such termination and whether or not later found to be invalid or in breach of laws in the jurisdiction where you are rendering Service or the terms of your Employment Agreement, if any. The Committee shall have the exclusive discretion to determine the date of termination of your Service for purposes of this Award.
In the event that there is a conflict between the terms of this Amended Award Agreement regarding the effect of a termination of your Service on this Award and the terms of any Employment Agreement, the terms of your Employment Agreement will govern.
Subject to any terms and conditions that the Committee may impose in accordance with Section 13 of the Plan, in the event that a Change in Control occurs and, within twelve (12) months following the date of such Change in Control, your Service is terminated by the Company Without Cause (as defined herein), your Restricted Shares shall vest in full upon such termination. In the event that there is a conflict between the terms of this Amended Award Agreement regarding the effect of a Change in Control on this Award and the terms of any Employment Agreement, the terms of this Amended Award Agreement will govern.
Forfeiture
If you fail to maintain ownership of Common Shares and/or Exchangeable Units equal to or greater than the Minimum Ownership at all times on or prior to the Vesting Date, you will forfeit 100% of the Restricted Shares.

Taxes.
Regardless of any action the Company or your Employer takes with respect to any or all income tax, social security or insurance, government sponsored pension plan, unemployment insurance, fringe benefits tax, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or settlement of Performance Units or the Restricted Shares, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or Dividend Equivalents; and (2) do not commit to structure the terms of the grant or any aspect of this Award to reduce or eliminate your liability for Tax-Related Items.
Prior to the relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer. Alternatively, or in addition, if permissible under local law, the Company may in its sole and absolute discretion (1) sell or arrange for the sale of Shares that you acquire to meet the withholding obligation for Tax-Related Items (on your behalf pursuant to this authorization without further consent), and/or (2) withhold the amount of Shares necessary to satisfy the Tax-Related Items; provided, however, that if you are a Section 16 officer of the Company under the U.S. Securities and Exchange Act of 1934, as amended, the Company will satisfy any withholding obligation only by withholding Shares pursuant to (2) above, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case the obligation for Tax Related Items may be satisfied by another method or a combination of other methods.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Performance Unit, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Section 83(b) Election. If you properly elect, within thirty (30) days of the Settlement Date, to include in gross income for federal income tax purposes an amount equal to the fair market value (as of the Settlement Date) of the Restricted Shares pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), you shall make arrangements satisfactory to the Company or your Employer to pay to the Company or your Employer any Tax Related Items required to be withheld with respect to the Restricted Shares. If you fail to make such tax payments as are required, the Company or your Employer shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including without limitation, the withholding of any Shares that otherwise would be issued to you under this Agreement) otherwise due to you any Tax-Related Items required by law to be withheld with respect to the Restricted Shares.
Finally, you will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Dividend Equivalents and Dividends.
During the Performance Period, you shall be credited with additional Performance Units (based on the Target Number of Performance Units) with respect to the number of Shares having a Fair Market Value as of the applicable dividend payment date equal to the value of any dividends or other distributions that would have been distributed to you if each of the Shares to be delivered to you upon settlement of the Performance Units instead was an issued and outstanding Share owned by you (“Dividend Equivalents”). After the expiration of the Performance Period, the Target Number of Performance Units and the relevant accrued number of Dividend Equivalents shall be collectively adjusted based on the Achievement Percentage and rounded to six decimal places. Thereafter, until the Settlement Date, you shall be credited with Dividend Equivalents based on the number of Earned Performance Units. The additional Performance Units credited to you as Dividend Equivalents shall be subject to the same terms and conditions under this Amended Award Agreement as the Performance Units to which they relate, and shall vest and be earned and settled (rounded down to the nearest whole number) in the same manner and at the same times as Performance Units to which they relate. Each Dividend Equivalent shall be treated as a separate payment for purposes of Section 409A of the Code.
After the Settlement Date, you shall be entitled to receive payment of any dividends paid in the form of cash or property other than Shares with respect to your Restricted Shares, at the same time and in the same form, as dividends are paid with respect to Shares owned by other shareholders; provided, however, that in the event that any Restricted Shares are forfeited pursuant to this Amended Award Agreement, you shall be required to immediately repay to the Company the value as of the date on which the dividend was paid of any dividends you received with respect to those forfeited Restricted Shares, reduced by any federal, state or local taxes you paid with respect to those repaid dividends. Any dividends paid with respect to Restricted Shares in the form of Shares shall be treated as Restricted Shares, subject to the same terms and conditions that apply pursuant to this Amended Award Agreement with respect to the underlying Restricted Shares to which they relate.
No Guarantee of Continued Service.
You acknowledge and agree that the vesting of this Award on the Vesting Date is earned only by performing continuing Service (not through the act of being hired or being granted this Award). You further acknowledge and agree that this Amended Award Agreement, the transactions contemplated hereunder and the Vesting Date shall not be construed as giving you the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss you, free from any liability, or any claim under the Plan, unless otherwise expressly provided in any other agreement binding you, the Company or the applicable Affiliate. The receipt of this Award is not intended to confer any rights on you except as set forth in this Amended Award Agreement.
Termination for Cause; Restrictive Covenants.
In consideration for the grant of this Award and for other good and valuable consideration, the sufficiency of which is acknowledged by you, you agree as follows:
Upon (i) a termination of your Service for Cause, (ii) a retroactive termination of your Service for Cause as permitted herein or under your employment agreement, or (iii) a violation of any post-termination restrictive covenant (including, without limitation, non-disclosure, non-competition and/or non-solicitation) contained in your employment agreement, or any separation or termination or similar agreement you may enter into with the Company or one of its Affiliates in connection with termination of your Service, any Award you hold shall be immediately forfeited and the Company may require that you repay (with interest or appreciation (if any), as applicable, determined up to the date payment is made), and you shall promptly repay to the Company, the Fair Market Value (in cash or in Shares) of any Restricted Shares received upon the settlement of Performance Units during the period beginning on the date that is one year before the date of your termination and ending on the first anniversary of the date of your termination, plus the value as of the date on which the dividend was paid of any dividends you received with respect to the Restricted Shares for which repayment is due hereunder, reduced by any federal, state or local taxes you paid with respect to such repaid dividends. The Fair Market Value of any such Shares shall be determined as of the Vesting Date for the Restricted Shares.
Company’s Right of Offset.
If you become entitled to a distribution of benefits under this Award, and if at such time you have any outstanding debt, obligation, or other liability representing an amount owing to the Company or any of its Affiliates, then the Company or its Affiliates, upon a determination by the Committee, and to the extent permitted by applicable law and not causing a violation of Section 409A of the Code, may offset such amount so owing against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.
Acknowledgment of Nature of Award.
In accepting the grant of this Award, you acknowledge that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;
(b)    the grant of this Award is voluntary, occasional and discretionary and does not create any contractual or other right to receive future awards of Performance Units or Restricted Shares, or benefits in lieu of Performance Units or Restricted Shares even if Performance Units or Restricted Shares have been awarded in the past, if repeatedly;
(c)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)    your participation in the Plan is voluntary;
(e)    this Award and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
(f)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(g)    if you receive Shares, the value of such Shares acquired upon settlement may increase or decrease in value; and
(h)    no claim or entitlement to compensation or damages arises from termination of this Award, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Performance Units or Restricted Shares received upon settlement of Performance Units or Restricted Shares resulting from termination of your Service and you irrevocably release the Company and the Employer from any such claim that may arise.

Securities Laws.
By accepting this Award, you acknowledge that Canadian or other applicable securities laws, including, without limitation, U.S. securities laws, and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired about this Award. You agree to comply with all Canadian and any other applicable securities law requirements, including, without limitation, any U.S. securities law requirements, and Company policies, as such laws and policies are amended from time to time.
Data Privacy Notice and Consent.
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Amended Award Agreement by and among, as applicable, the Employer, the Company and its other Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company, the Employer and/or other Affiliates may hold certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance or social security number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that Data may be transferred to Solium Capital or such other third party assisting in the implementation, administration and management of the Plan, that these recipients may be in Canada, the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that, if you reside in the European Economic Area, you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only if is necessary to implement, administer and manage your participation in the Plan. You understand that, if you reside in the European Economic Area, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or Service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs or other awards or administer or maintain such awards. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Upon request of the Company or the Employer, you agree to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

Limits on Transferability; Beneficiaries.
Neither this Award nor the Restricted Shares issued in settlement thereof, shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party, or Transferred, otherwise than by your will or the laws of descent and distribution or to a Beneficiary upon your death, except that this Award and/or the Restricted Shares may be Transferred to one or more Beneficiaries or other Transferees during your lifetime with the consent of the Committee. A Beneficiary, Transferee, or other person claiming any rights under this Amended Award Agreement shall be subject to all terms and conditions of the Plan and this Amended Award Agreement, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.
No Transfer to any executor or administrator of your estate or to any Beneficiary by will or the laws of descent and distribution of any rights in respect of this Award shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the Transfer and (ii) the written agreement of the Transferee to comply with all the terms and conditions applicable to this Award and any Shares received upon settlement of Performance Units that are or would have been applicable to you.
Section 409A Compliance.
Neither the Plan, nor this Amended Award Agreement is intended to provide for a deferral of compensation that would subject the Performance Units or Restricted Shares to taxation prior to the issuance of Shares because of Section 409A of the Code. Notwithstanding anything to the contrary in the Plan, or this Amended Award Agreement, the Company reserves the right to revise this Amended Award Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this Award. If you are subject to U.S. taxes, all Restricted Shares to which you are entitled will be issued to you on the applicable Settlement Date of the Earned Performance Units, as described above in the section “Settlement of Earned Performance Units”.
Notwithstanding the foregoing, the Company does not make any representation to you that the Performance Units awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless you or any Beneficiary for any tax, additional tax, interest or penalties that you or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.
Entire Agreement; Governing Law; Jurisdiction; Waiver of Jury Trial.
The Plan, this Amended Award Agreement and, to the extent applicable, your employment agreement or any separation agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representations and agreements (whether oral or written) of the Company and you with respect to the subject matter hereof. This Amended Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law or to the extent permitted under other provisions of the Plan. This Amended Award Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to its principles of conflict of laws.

ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AWARD OR THE AMENDED AWARD AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE PROVINCE OF ONTARIO, AND YOU IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.
TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU HEREBY WAIVE, AND COVENANT THAT YOU WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AMENDED AWARD AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.
By signing this Amended Award Agreement, you acknowledge receipt of a copy of the Plan and represent that you understand the terms and conditions of the Plan, and hereby accept this Award subject to all provisions in this Amended Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Amended Award Agreement.
Electronic Delivery and Acceptance.
The Company may, in its sole discretion, decide to deliver any documents related to this Award or future awards that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Agreement Severable.
If any provision in this Amended Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Amended Award Agreement.
Language.
You acknowledge that you are proficient in the English language and understand the content of this Amended Award Agreement and other Plan-related materials. If you have received this Amended Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Waiver.
You acknowledge that a waiver by the Company of breach of any provision of this Amended Award Agreement shall not operate or be construed as a waiver of any other provision of this Amended Award Agreement, or of any subsequent breach by you or any other Participant.